Unity Wireless

Technology & Innovation to Power a Wireless World!

Unity Wireless Closes Acquisition of Avantry Ltd.

BURNABY, BC — June 14, 2006 — Unity Wireless Corporation (OTCBB:UTYW), a developer of wireless systems and coverage-enhancement solutions, announced today that the acquisition of Avantry Ltd., a Israel-based point-to-point microwave radio developer, closed June 8, 2006. Avantry, at the time of closing, had open purchase orders worth approximately US$400,000 that are scheduled to ship to customers prior to June 30, 2006.

Ilan Kenig, President and CEO of Unity Wireless, commented, “We are pleased to announce the closing of this transaction and proud to welcome the Avantry employees into the Unity Wireless family.  We are looking forward to completing the two other previously announced acquisitions over the next several weeks and presenting a more sizable organization to our market.”

The acquisition of Avantry brings to Unity Wireless a broad transmission product line, integrating microwave radio systems aimed at carrying flexible combinations of SDH, PDH voice and data and Ethernet traffic.  Avantry systems are installed and supported in over 25 countries worldwide through a network of VARs, distributors and OEM’s.  Its customer base includes major national cellular and fixed networks operators, ISP’s, government agencies and enterprises around the world.

“Many of Avantry’s customers and distributors have also responded positively to our efforts to integrate the sales and related business development resources,” commented Dror Wertman, CEO of Avantry. “We do believe that there is significant potential to unlock greater sales opportunities across the combined product lines and markets now that Unity Wireless and Avantry have become one.”

Unity Wireless is now preparing to stock inventory and spares for the Avantry product line as well as perform customer-support and field-support related functions for customers in the Americas out of Unity Wireless’ headquarters in Canada.

“In the coming months Unity Wireless intends to launch additional point-to-point products that should give our customers and distributors more choice in selecting the right point-to-point radio solution for their application,” commented James Carruthers, Vice President of Marketing at Unity Wireless.  “We expect that adding new products while strengthening our field and customer support infrastructure will result in much greater revenue opportunities in many of our key markets.”

Avantry had audited 2005 revenues of US$9.5 million, a loss of US$2.5 million, and had positive net assets of US$0.5 million at December 31, 2005. The company has had the backing of an international group of venture capital investors whose investments in the development of Avantry’s point-to-point microwave radio technologies exceeded US$60 million.

“Restructuring at the Avantry facility has begun and should be completed within 30 days.  It is anticipated that over the course of the next several months, the capital burn-rate that existed at Avantry prior to our acquisition will be significantly reduced and that its business will positively contribute to our overall profitability targeted in 2007,” added Dallas Pretty, CFO of Unity Wireless. “We also anticipate that the acquisition of the two additional companies currently underway will facilitate even greater economies of scale across the entire operations infrastructure in Israel.”

Terms of the acquisition were unchanged from the initial terms announced on February 10, 2006 whereby Unity Wireless acquired Avantry for a US$1,750,000 note due April 15, 2007 and convertible into shares of common stock at $0.25 per share in addition to 600,000 warrants exercisable at $0.40 per share. Additional information may be found on Form 8-K’s filed by Unity Wireless with respect to this transaction.

About Unity Wireless

Unity Wireless is a developer of wireless systems and coverage-enhancement solutions for wireless communications networks. For more information about Unity Wireless, visit www.unitywireless.com

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "believe," "expect," “feel,” "plan," "anticipate," “project,” “could,” “should” and other similar expressions generally identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  These forward-looking statements are subject to a number of risks and uncertainties, including without limitation, inability to consummate the acquisitions, difficulty in integrating any of the proposed or future acquisitions, inability to raise the funds necessary for the continued operations of the Company and its acquisitions, changes in external market factors including the economy, and other risks and uncertainties indicated in the Company's most recent SEC filing on form SB-2.  Actual results could differ materially from the results referred to in the forward-looking statements.

Investor Contact:

Vince Daniels/James Carbonara, The Investor Relations Group, (212) 825-3210

Mike Mulshine, Osprey Partners, (732) 292-0982, osprey57@optonline.net